EXHIBIT 11
                           HASBRO, INC. AND SUBSIDIARIES

                         Computation of Earnings (Loss) Per Share

              (Thousands of Dollars and Shares Except Per Share Data)


                                2000              1999             1998
                          -----------------  ---------------  ---------------
                           Basic    Diluted   Basic  Diluted   Basic  Diluted
                          -------   -------  ------- -------  ------- -------

Net earnings (loss)     $(144,631) (144,631) 188,953 188,953  206,365 206,365
                          =======   =======  ======= =======  ======= =======


Weighted average number
 of shares outstanding:
  Outstanding at
   beginning of year      192,984   192,984  196,175 196,175  200,162 200,162
  Exercise of stock
   options and warrants:
    Actual                    128       128    3,382   3,382    2,214   2,214
    Assumed                     -         -        -   7,186        -   7,493

Purchase of
 common stock             (16,675)  (16,675)  (4,640) (4,640)  (4,449) (4,449)
                          -------   -------  ------- -------  ------- -------
Equivalent shares         176,437   176,437  194,917 202,103  197,927 205,420
                          =======   =======  ======= =======  ======= =======

Earnings (loss)
 per share             $     (.82)     (.82)     .97     .93     1.04    1.00
                          =======   =======  ======= =======  ======= =======